Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Mar-05	Feb-05	Jan-05
Yield	17.18%	15.97%	14.73%
Less: Coupon	3.17%	3.01%	2.92%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	4.61%	5.07%	5.33%
Excess Spread	7.90%	6.39%	4.98%

Three Month Average Excess Spread	6.42%	5.57%	5.24%

Delinquency:
30 to 59 days	1.11%	1.07%	1.08%
60 to 89 days	0.72%	0.74%	0.78%
90 + days	1.66%	1.69%	1.71%
Total	3.49%	3.50%	3.57%

Payment Rate	19.09%	16.53%	18.21%